Exhibit 99.1

Gaiam Reports Third Quarter Fiscal 2009 Results

Third quarter revenue increases 23% to $74.4 million

Year-to-date free cash flow increases to $17.2 million

Boulder, CO, November 4, 2009 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, announced today results for its third quarter ended September 30, 2009. Gaiam will host a conference call today, November 4, 2009, at 2:30 p.m. MST (4:30 p.m. EST) to review the results.

Dial-in No.:	(800) 619-0355 (domestic) or (212) 547-0278 (international)
Passcode:	GAIAM

Revenue for the third quarter ended September 30, 2009 increased 23.5% to $74.4 million from $60.3 million recorded in the same period last year. The increase in sales was primarily due to the solar division, and to our trade business which grew 24.2% in the quarter, partially offset by the planned reduction in catalog circulation.

Gross profit increased to $35.8 million, or 48.1% of revenue, for the third quarter of 2009, from $33.8 million, or 56.1% of revenue, in the comparable quarter last year. The change in gross margin as a percentage of revenue reflects the growth of the lower margin solar business and the implementation of media category management at retail.

Selling and operating expenses decreased to $31.6 million or 42.5% of revenue during the third quarter of 2009, from $34.0 million or 56.5% of revenue during the same quarter last year, reflecting the significant cost saving measures, including reducing payroll costs, optimizing the direct business through reduced catalog prospecting and closing non-profitable businesses.

Operating income for the quarter increased to $945,000 from a loss of $17.3 million during the same quarter of the last year.  Gaiam’s prior year results included a $13.9 million pre-tax impairment charge related to the Company’s acquired media libraries, website development costs and related assets.

In the third quarter of 2009, Gaiam generated free cash flow of $1.8 million, an $11.3 million improvement from the free cash flow use of $9.5 million during the same quarter of the prior year. For the first nine months of the year, Gaiam’s free cash flow increased to $17.2 million, a $35.6 million improvement from the use of $18.4 million in cash during the same period last year.

For the first nine months of 2009, the Company generated $20.9 million in cash from operations and ended the quarter with $44.4 million in cash, up $12.5 million from the end of 2008, and up $1.7 million for the quarter.  The Company’s current ratio remained strong at 3.4.

“We believe we have turned the corner with respect to our performance. By focusing on our core growth strategies and cost savings, our operating performance improved in each of our business segments and we returned to profitability.  It was an especially strong quarter for our trade business, where we reported over 24% growth in sales to retailers compared to the same quarter last year.  We also leveraged our partnerships, releasing the first of many-to-come Discovery titles in the non-theatrical segment, and expanded our media category management in the fitness segment,” said Lynn Powers, CEO and President.   “We are seeing fourth quarter retail orders continue to improve and believe that we are well positioned from a product and inventory standpoint as we move into the important holiday season.”

“We are pleased with the return to profitability and $17.2 million of free cash flow year-to-date. The positive trends experienced in the third quarter have continued and we expect to return to double-digit internal revenue growth, in-line with our historical rates, in the fourth quarter. Looking to 2010, we believe that our revenue momentum, new media relationships and strong balance sheet position us well to drive top and bottom line growth as well as growth in our market share in non-theatrical media,” said Jirka Rysavy, Chairman.

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:00 p.m. CST on November 11, 2009.

Replay number:  (203) 369-3171

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contacts:	Carole Buyers
VP Corporate Finance and Investor Relations
303-222-3808
carole.buyers@gaiam.com

John Mills
Senior Managing Director, ICR
310-954-1105
jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	September 30, 2009		September 30, 2008

Net revenue	$74,439	100.0%	$60,285	100.0%

Cost of goods sold	38,628	51.9%	26,440	43.9%

Gross profit	35,811	48.1%	33,845	56.1%

Selling and operating	31,641	42.5%	34,049	56.5%
Corporate, general and administration	3,225	4.3%	3,126	5.2%
Other expenses, net	—	0.0%	13,947	23.1%

Income (loss) from operations	945	1.3%	(17,277)	-28.7%

Interest and other income	86	0.1%	355	0.6%

Income (loss) before income taxes	1,031	1.4%	(16,922)	-28.1%

Income tax expense (benefit)	388	0.5%	(6,922)	-11.5%

Net income (loss)	643	0.9%	(10,000)	-16.6%

Net (income) attributable to the noncontrolling interest	(278)	-0.4%	(115)	-0.2%

Net income (loss) attributable to Gaiam, Inc.	$365	0.5%	$(10,115)	-16.8%

Weighted-average shares outstanding:
Basic	23,085		24,020
Diluted	23,167		24,020

Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$0.02		$(0.42)
Diluted	$0.02		$(0.42)

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine Months Ended		Nine Months Ended
	September 30, 2009		September 30, 2008

Net revenue	$190,837	100.0%	$182,675	100.0%

Cost of goods sold	92,594	48.5%	71,699	39.2%

Gross profit	98,243	51.5%	110,976	60.8%

Selling and operating	96,269	50.5%	102,686	56.2%
Corporate, general and administration	9,431	4.9%	9,601	5.3%
Other expenses, net	—	0.0%	40,655	22.2%

Loss from operations	(7,457)	-3.9%	(41,966)	-22.9%

Interest and other income	221	0.1%	32,363	17.7%

Loss before income taxes	(7,236)	-3.8%	(9,603)	-5.2%

Income tax benefit	(2,699)	-1.4%	(4,031)	-2.2%

Net loss	(4,537)	-2.4%	(5,572)	-3.0%

Net loss attributable to the noncontrolling interest	803	0.4%	251	0.1%

Net loss attributable to Gaiam, Inc.	$(3,734)	-2.0%	$(5,321)	-2.9%

Weighted-average shares outstanding:
Basic	23,370		24,611
Diluted	23,370		24,611

Net loss per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.16)		$(0.22)
Diluted	$(0.16)		$(0.22)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$44,437	$31,965
Accounts receivable, net	31,383	33,664
Inventory, net	26,011	40,782
Deferred advertising costs	3,496	2,578
Receivable and deferred tax assets	14,090	15,448
Other current assets	4,528	4,795
Total current assets	123,945	129,232

Property and equipment, net	28,341	27,381
Media library, net	12,541	12,102
Deferred tax assets, net	7,184	6,076
Goodwill	24,166	23,180
Other intangibles, net	714	880
Notes receivable and other assets	3,193	3,247
Total assets	$200,084	$202,098

Liabilities and Equity
Current liabilities:
Accounts payable	$28,650	$26,567
Accrued liabilities	7,948	6,885
Total current liabilities	36,598	33,452

Total equity	163,486	168,646
Total liabilities and equity	$200,084	$202,098